EXHIBIT 2.5

                                     ONLINE
                             STOCK OPTION AGREEMENT

                  STOCK OPTION AGREEMENT (the "Agreement"), dated as of January 19, 2000, by and between, Omega Research, Inc., a Florida corporation ("Omega"), and onlinetradinginc.com corp., a Florida corporation ("Company"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement referred to below.

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Online Trading Group, Inc., a Florida corporation ("Newco"), Company, Omega, Omega Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Online Merger Sub"), are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Omega Merger Sub will be merged with and into Omega with Omega continuing as the surviving corporation, and Online Merger Sub will be merged with and into Company with Company continuing as the surviving corporation (collectively, the "Merger"); and

                  WHEREAS, as a condition and inducement to Omega's willingness to enter into the Merger Agreement, Omega has required that Company agree, and Company has agreed, to grant to Omega an option to purchase certain newly issued shares of Company's Common Stock, par value $.01 per share ("Company Common Stock"), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                  1. GRANT OF OPTION. Company hereby grants to Omega an irrevocable option (the "Company Option") to purchase up to 2,294,129 shares (the "Company Shares") of Company Common Stock in the manner set forth below at a price (the "Exercise Price") of $11.0625 per Company Share, payable in cash.

                  2. EXERCISE OF OPTION. The Company Option may be exercised by Omega, in whole or in part at any time or from time to time prior to its termination when provided herein and on or after the occurrence of any of the events which obligate Company to pay Omega the amounts set forth in Section 8.2 or Section 8.3(b) of the Merger Agreement. In the event Omega wishes to exercise the Company Option, Omega shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase; PROVIDED that, if prior notification to or approval of the Department of Justice, the Federal Trade Commission and/or any other regulatory or antitrust agency is required in connection with such purchase, Omega shall promptly file the required notice or application for approval, shall promptly notify Company of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Each closing of a purchase of Company Shares (an "Option Closing") shall occur at a place, on a date and at a time designated by Omega in an Exercise Notice delivered at least two business days prior to the date of the Option Closing. The Company Option shall terminate upon (unless exercised pursuant to the terms hereof prior to) the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 8.1 thereof (other than a termination pursuant to Section 8.1(e) or Section 8.1(g) thereof or resulting from fraud or the wilful breach or failure to perform of Company of any of its representations, warranties or covenants set forth in the Merger Agreement or this Agreement (a "Wilful Breach")); (iii) one-hundred eighty (180) days following any termination of the Merger Agreement pursuant to Section 8.1(e) or
Section 8.1(g) thereof or resulting from a Wilful Breach (or if, at the expiration of such one-hundred eighty (180) day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal).

                  3. CONDITIONS TO CLOSING. The obligation of Company to issue the Company Shares to Omega hereunder is subject to the conditions that (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

                  4. CLOSING. At each Option Closing, (a) Company will deliver to Omega a certificate or certificates in definitive form representing the number of Company Shares designated by Omega in its Exercise Notice, such certificate or certificates to be registered in the name of Omega or its designee and to bear the legend set forth in Section 10, and (b) Omega will deliver to Company the aggregate Exercise Price for the Company Shares so designated by wire transfer of immediately available funds or certified check or bank check. At any Option Closing at which Omega is exercising the Company Option in part, Omega shall present and surrender this Agreement to Company, and Company shall deliver to Omega an executed new agreement with the same terms as this Agreement evidencing the right to purchase the remaining balance of the shares of Company Common Stock purchasable hereunder.

                  5. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Omega that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Company has taken all action necessary to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, that number of unissued Company Shares that are subject to the Company Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Omega upon the exercise of the Company Option, Omega will acquire the Company Shares free and clear of all liens, claims, charges, encumbrances and security interests of any nature whatsoever except those imposed by Omega, (f) assuming that the consents approvals, authorizations, permits, filings and notifications referred to in subsection (g) are obtained or made, as applicable, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the articles of incorporation or by-laws, each as amended, of Company or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets, except in the case of clauses (B) and
(C) immediately above, for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Company, and (g) except as described in Section 3.3 of the Merger Agreement, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

                  6. REPRESENTATIONS AND WARRANTIES OF OMEGA. Omega represents and warrants to Company that (a) Omega is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Omega and the consummation by Omega of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Omega and no other corporate proceedings on the part of Omega are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Omega and constitutes a valid and binding obligation of Omega, enforceable against Omega in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) assuming that the consents, approvals, authorizations, permits, filings and notifications referred to in subsection (e) are obtained or made, as applicable, the execution and delivery of this Agreement by Omega does not, and the performance of this Agreement by Omega will not, result in any Violation pursuant to, (A) any provision of the articles of incorporation or by-laws, each as amended, of Omega, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Omega or its properties or assets, except in the case of each of clauses (B) and (C) immediately, above, for Violations which would not, individually or in the aggregate, have a Material Adverse Effect on Omega, (e) except as described in
Section 2.3 of the Merger Agreement and Section 2 of this Agreement, and except as may be required under the Exchange Act, the execution and delivery of this Agreement by Omega does not, and the performance of this Agreement by Omega will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Omega with a view to the public distribution thereof and Omega will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

                  7. PUT.

                           (a) EXERCISE. At any time during which the Company
Option is exercisable hereunder (the "Repurchase Period"), upon demand by Omega, Omega shall have the right to sell to Company (or any successor entity thereof) and Company (or such successor entity) shall be obligated to repurchase from Omega (the "Put"), all or any portion of the Company Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, and/or all or any portion of the Company Shares purchased by Omega pursuant thereto, at a price set forth in subparagraph (ii) below:

                                    (i) the difference between the
"Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to the other party (defined as the greater of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the 10 day trading average of the last sale price of a share of Company Common Stock as reported on The Nasdaq SmallCap Market over the period ending on the trading day immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Omega is exercising its rights under this Section
7), but only if the Market/Tender Offer Price is greater than the Exercise
Price;

                                    (ii) the Exercise Price paid by Omega for
the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased;

                           (b) PAYMENT AND REDELIVERY OF COMPANY OPTION OR
SHARES. In the event Omega exercises its rights under this Section 7, Company shall, within 10 business days of the Notice Date, pay the required amount (the "Repurchase Price") to Omega in immediately available funds and Omega shall surrender to Company the Company Option or the certificates evidencing the

Company Shares purchased by Omega pursuant thereto, and Omega shall represent and warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, other than any of the same created by Company or its affiliates.

                           (c) PAYMENT RESTRICTIONS. To the extent that Company
is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Company Option and /or Company Shares in full, Company shall immediately so notify Omega and thereafter deliver or cause to be delivered, from time to time, to Omega the portion of the Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Company is no longer so prohibited; PROVIDED that, if Company at any time after delivery of a notice of repurchase pursuant to Section 7(a) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Omega the Repurchase Price in full (and Company hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Omega may revoke its notice of the Put whether in whole or to the extent of the prohibition, whereupon, in the latter case, Company shall promptly (1) deliver to Omega that portion of the Repurchase Price that Company is not prohibited from delivering and (2) deliver to Omega as appropriate, (A) a new Agreement evidencing the right of Omega to purchase that number of shares of Company Common Stock obtained by multiplying the number of shares of Company Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Repurchase Price less the portion thereof theretofore delivered to Omega and the denominator of which is the Repurchase Price, and/or (B) to Omega, a certificate for the Company Shares it is then so prohibited from repurchasing.

                  8. REGISTRATION RIGHTS.

                           (a) Following any exercise of the Company Option,
Omega may by written notice (the "Registration Notice") to Company request Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired pursuant to this Agreement, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Omega (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; PROVIDED, HOWEVER, that any such Registration Notice must relate to a number of shares equal to at least 3% of the outstanding shares of Company Common Stock and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Omega and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 85% of the Fair Market Value of such shares. For purposes of this Section 8, the term "Fair Market Value" shall mean the 10 day trading average of the last sale price of a share of Company's Common Stock as reported on The Nasdaq SmallCap Market over the period ending on the trading day immediately preceding the date of the Registration Notice.

                           (b) Company shall use commercially reasonable efforts
to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; PROVIDED, HOWEVER, that (i) Omega shall not be entitled to more than two effective registration statements hereunder and (ii) Company will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Company, such information would have to be disclosed if a registration statement were filed at that time; (B) Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable good faith judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement, then such registration shall not be taken into account as an effective registration for purposes of clause (i) above. Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Omega may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                           (c) The registration rights set forth in this Section
8 are subject to the condition that Omega shall provide Company with such information with respect to Omega's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Omega as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                           (d) If Company securities of the same type as the
Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, The Nasdaq National Market, Nasdaq or any other securities exchange or automated quotations system, Company, upon the request of Omega, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

                           (e) A registration effected under this Section 8
shall be effected at Company's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Omega, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

                  9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

                           (a) In the event of any change in Company Common
Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Omega shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Omega would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                           (b) In the event that Company shall enter in an
agreement: (i) to consolidate with or merge into any person, other than in connection with the Merger or into Omega or any of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger;
(ii) to permit any person, other than in connection with the Merger or Omega or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Omega or any of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Omega shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

                  10. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Omega hereunder shall, to the extent applicable, include a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATIONS ARE AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JANUARY 19, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

                  11. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Omega in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Omega shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Omega. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

                  12. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

                  13 ENTIRE AGREEMENT. This Agreement and the Merger Agreement (including the Online Disclosure Schedule, the Omega Disclosure Schedule and the Newco Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  14. FURTHER ASSURANCE. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

                  16. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

                           (a)      if to Omega, to:

                                    Omega Research, Inc.
                                    8700 West Flagler Street, Suite 250
                                    Miami, Florida 33174
                                    Attention: Salomon Sredni, President
                                    Facsimile No.: (305) 485-7019
                                    Telephone No.: (305) 485-7000

                                    with a copy to:

                                    Bilzin Sumberg Dunn Price & Axelrod LLP
                                    2500 First Union Financial Center
                                    200 South Biscayne Boulevard
                                    Miami, Florida 33131-2336
                                    Attention:  Alan D. Axelrod, Esq.
                                    Facsimile No.:  (305) 374-7593
                                    Telephone No. (305) 374-7580

                           (b)      if to Company, to:

                                    onlinetradinginc.com corp.
                                    2700 N. Military Trail
                                    Suite 200
                                    Boca Raton, Florida 33431
                                    Attention: Steven zum Tobel, President
                                    Facsimile No.: (561) 995-0606
                                    Telephone No.: (561) 995-1010

                                    with a copy to:

                                    Broad & Cassel
                                    201 South Biscayne Boulevard
                                    Suite 3000
                                    Miami, Florida 33131
                                    Attention: Leonard H. Bloom, Esq.
                                    Facsimile No.: (305) 995-6428
                                    Telephone No.: (305) 373-9400

                  17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

                  18. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                  20. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  21. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                  22. PREVAILING PARTY LEGAL FEES. The prevailing party in any litigation or other proceeding brought to enforce the terms of this Agreement shall be entitled to receive from the nonprevailing party its reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate and other tribunal levels, in addition to its other remedies hereunder or at law or in equity.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                         OMEGA RESEARCH, INC.

                                         By:               /s/  RALPH L. CRUZ
                                               ------------------------------
                                               Name:       RALPH L. CRUZ
                                               Title:      CO-CEO



                                         ONLINETRADINGINC.COM CORP.

                                         By:               /s/  STEVEN ZUM TOBEL
                                               ------------------------------
                                               Name:       STEVEN ZUM TOBEL
                                               Title:      PRESIDENT